Exhibit 5.1

150 CLOVE ROAD, 9TH FLOOR LITTLE FALLS, NJ 07424 201.896.4100 • sh-law.com

CHARLES H. FRIEDRICH, III | Partner

cfriedrich@sh-law.com

Phone: 201-896-7031

August 11, 2026

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Ladies and Gentlemen:

This opinion relates to the Prospectus Supplement (the “Prospectus Supplement”) to the Prospectus, dated August 11, 2026 and constituting a part of the Form S-3 Registration Statement (the “Registration Statement”), to be filed on or about the date hereof with the Securities and Exchange Commission (“SEC”) by National Fuel Gas Company (“Company”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (“1933 Act”), and, more particularly, to the 500,000 shares of Company common stock, $1.00 par value (the “Shares”), that the Company intends to register under the Registration Statement for offer, issuance and delivery in connection with its Direct Stock Purchase and Dividend Reinvestment Plan (“Plan”).

In connection with this opinion, we have examined (a) the original Certificate of Incorporation of the Company, filed on December 8, 1902, and all amendments thereto and restatements thereof through the date hereof, (b) the By-Laws of the Company, as amended to date, (c) the New Jersey statute under which the Company was organized (N.J. Laws 1896, ch. 185), and all amendments thereto, restatements thereof and successor statutes thereto through the date hereof, (d) the opinions heretofore issued by the law firm of Stryker, Tams & Dill LLP (the “Stryker Firm”), dated March 28, 2005 and November 28, 2008 (the “Stryker Opinions”), and the opinions heretofore issued by this firm, dated November 23, 2011, August 14, 2014, August 11, 2017, August 11, 2020 and August 11, 2023 (the “Scarinci Opinions”), each in connection with the registration of Company Shares for offer, issuance and delivery under the Plan (Registration Nos. 333-123654, 333-155760, 333-178174, 333-198156, 333-219901, 333-244352, and 333-273926), (e) the Registration Statement, (f) the Prospectus Supplement, and (g) originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, instruments and other documents, such Company filings under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and such questions of law, as we have deemed necessary or appropriate for purposes of this opinion.

As to questions of fact material to this opinion, we have relied upon, and have assumed the accuracy, completeness and authenticity of, the following:

National Fuel Gas Company

August 11, 2026

a.  Certificates of public officials, including the Certificate of Good Standing of the Company, issued by the Treasurer of the State of New Jersey on August 5, 2026;

b.  Certificates of Company officers, including the Certification of the General Counsel and Secretary of the Company, dated the date hereof; and

c.  The factual disclosures in the 1934 Act filings of the Company regarding stock issuances by the Company, the Company employee stock and benefit plans, and other Company stock plans.

We have not made or undertaken any independent investigation to establish or verify the accuracy or completeness of any factual matters recited or disclosed in the foregoing materials. Nothing, however, has come to our attention which would lead us to believe that the factual recitals and disclosures upon which we are relying are not true, accurate and complete in all material respects.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.  Your Company is a corporation duly incorporated and validly existing under the laws of the State of New Jersey.

2.  Company Shares to be acquired by Plan participants that are purchased by the Plan Administrator (as defined in the Prospectus Supplement) in the open market will have been validly issued, fully paid and non-assessable.

3.  All requisite action necessary to make any authorized but unissued Company Shares issued by the Company in connection with the Plan, validly issued, fully paid and non-assessable will have been taken, provided that:

A.  The original issue Shares shall have been issued and delivered for the consideration contemplated in accordance with the terms and conditions of the Plan and as contemplated by the Prospectus Supplement; and

B.  If the original issue Shares are certificated, the certificates therefor shall have been duly executed, countersigned, registered and delivered.

In rendering the opinion expressed in paragraph 2 regarding the legal status of the issued and outstanding Shares, we have, with your permission, relied on the Stryker Opinions and the Scarinci Opinions to the extent that those Opinions opined on, and we, therefore, have assumed, the validly issued, fully paid and non-assessable status of the Company Shares issued and outstanding as of the respective dates of those opinions.

Scarinci & Hollenbeck, LLC, 150 Clove Road, 9th Floor, Little Falls, New Jersey 07424 | Phone: 201-896-4100 | Fax: 201-896-8660 | www.sh-law.com

National Fuel Gas Company

August 11, 2026

We are members of the New Jersey Bar and do not hold ourselves out as experts on the laws of any other jurisdiction, and, therefore, do not express any opinion herein concerning any laws other than the laws of the State of New Jersey.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, in the Registration Statement and the Prospectus Supplement constituting a part thereof. In giving this consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Scarinci & Hollenbeck, LLC

SCARINCI & HOLLENBECK, LLC

Scarinci & Hollenbeck, LLC, 150 Clove Road, 9th Floor, Little Falls, New Jersey 07424 | Phone: 201-896-4100 | Fax: 201-896-8660 | www.sh-law.com